EXHIBIT 5.3
OPINION OF ROPES & GRAY LLP
January 12, 2006
Biopure Corporation
11 Hurley Street
Cambridge, MA 02141
Re:       Registration Statement on Form S-3 (No. 333-114559)
Ladies and Gentlemen:
This opinion is furnished to you in connection with the above-referenced registration statement (the “Registration Statement”), the base prospectus dated November 18, 2004 (the “Base Prospectuses”) and the prospectus supplement dated January 12, 2006 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”) and filed with the Commission by Biopure Corporation (the “Company”) on January 13, 2006 pursuant to Rule 424 promulgated under the Securities Act of 1933, as amended. The Prospectus relates to the offering by the Company of 4,110,000 shares of the Company’s Class A common stock, $0.01 par value per share, and warrants to purchase an equal number of shares of Class A common stock (the shares and warrants collectively, the “Securities”), which Securities are covered by the Registration Statement. We understand that the Securities are to be offered and sold in the manner described in the Prospectus.
We have acted as counsel for the Company in connection with the issuance of the Securities. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary. The opinions expressed below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.
Based upon and subject to the foregoing, we are of the opinion that:
1.	The Shares have been duly authorized and, when issued and paid for as described in the Prospectus, will be validly issued, fully paid and nonassessable.

2.	The Warrants have been duly authorized by the Company, and when issued and paid for as described in the Prospectus, will constitute valid and binding obligations of the Company, subject to (a) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and (b) general principles of equity, regardless of whether applied in a proceeding in equity or at law.

Biopure Corporation	-2-	January 12, 2006

3.	Shares of the Company’s Class A common stock issuable upon exercise of the Warrants (the “Warrant Shares”) have been duly authorized, and when the Warrant Shares are issued out of the Company’s duly authorized Class A common stock upon exercise of, and pursuant to the provisions of, the Warrants, and the Company has received the consideration therefore in accordance with the terms of the Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable.
We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the Base Prospectus and in the Prospectus Supplement under the caption “Legal Matters.”
Very truly yours,
/s/ Ropes & Gray LLP
Ropes & Gray LLP